Exhibit 10.12

Orwasher

Restricted Stock Award

(The Joint Corp. 2012 Stock Plan)

Subject to the following Terms of Award, The Joint Corp., a Delaware corporation (the “Company”), hereby grants to David M. Orwasher, an executive of the Company (the “Executive”), 93,750 restricted shares of the Company’s Common Stock, par value $.001 per share (the “Restricted Shares”), in two tranches, the first tranche consisting of 37,500 Restricted Shares (“Grant A”) and the second tranche consisting of 56,250 Restricted Shares (“Grant B”), as of January 1, 2014 (the “Grant Date”).

Terms of Award

1.          Plan and Employment Agreement

This Award has been granted under The Joint Corp. 2012 Stock Plan (the “Plan”) and pursuant to Section 5(c) of the Employment Agreement dated as of December __, 2013, that the Executive has entered into with the Company (the “Employment Agreement”).

The Plan and Employment Agreement are incorporated in this Award by reference. Capitalized terms used in this Award without being defined have the same meanings that they have in the Plan or the Employment Agreement, as applicable.

2.          Vesting

Subject to Paragraph 3, the Restricted Shares shall vest as follows:

(a)          The 37,500 Grant A Restricted Shares shall vest in 48 monthly installments of 781 Restricted Shares each for the first 36 monthly installments and 782 Restricted Shares each for the last 12 monthly installments, with the monthly installments beginning on the Grant Date and continuing on the first day of the month for the next 47 months.

(b)          If there is a Successful IPO during the term of the Employment Agreement (as the term of the Employment Agreement may be extended), the 56,250 Grant B Restricted Shares shall vest over a 36-month period beginning on the date of closing of the IPO as follows:

(1)         28,125 Grant B Restricted Shares shall vest in 12 monthly installments of 2,344 Restricted Shares each for the first nine monthly installments and 2,343 Restricted Shares each for the last three monthly installments, with the monthly installments beginning on the date of closing of the Successful IPO and continuing on the first day of the month for the next 11 months;

(2)         16,875 Grant B Restricted Shares shall vest in 12 monthly installments of 1,407 Restricted Shares each for the first three monthly installments and 1,406 Restricted Shares each for the last nine monthly installments, with the monthly installments beginning on the date of the first anniversary of the closing of the Successful IPO and continuing on the first day of the month for the next 11 months; and

(3)         11,250 Grant B Restricted Shares shall vest in 12 equal monthly installments of 938 Restricted Shares each for the first six monthly installments and 937 Restricted Shares each for the last six monthly installments, with the monthly installments beginning on the date of the second anniversary of the closing of the Successful IPO and continuing on the first day of the month for the next 11 months.

Except as provided in the following subparagraph (c), none of the 56,250 Grant B Restricted Shares shall vest if a Successful IPO does not occur during the term of the Employment Agreement (as the term of the Employment Agreement may be extended).

(c)          Notwithstanding anything to the contrary in the preceding subparagraphs (a) and (b), if

(1)         the Company participates in a Business Combination during the term of the Employment Agreement (as the term of the Employment Agreement may be extended) and

(2)         the aggregate consideration received by the Company or its stockholders in the Business Combination exceeds $30,000,000,

sufficient unvested Grant A and Grant B Restricted Shares shall vest immediately prior to the closing of the Business Combination so that, taking into account Grant A and Grant B Restricted Shares that have previously vested, the vested Grant A and Grant B Restricted Shares immediately prior to the closing of the Business Combination are the same percentage of the 93,750 Restricted Shares as the aggregate consideration received by the Company or its stockholders in the Business Combination in excess of $30,000,000 is to $120,000,000. Section 5(c)(iii) of the Employment Agreement contains an illustration of the operation of this provision.

3.          Voluntary and Involuntary Terminations

Notwithstanding anything to the contrary in Paragraph 2:

(a)          in the event of a Voluntary Termination for any reason other than the Executive’s death or becoming Disabled, the Executive’s rights in respect of and interest in all unvested Restricted Shares as of the date of the Voluntary Termination shall lapse and those shares shall be canceled;

(b)          in the event of a Voluntary Termination by reason of the Executive’s death or becoming Disabled, one-third of the unvested Restricted Shares as of the date of the Voluntary Termination shall vest on such date, and the Executive’s rights in respect of and interest in the remaining unvested Restricted Shares shall lapse and those shares shall be canceled;

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(c)          in the event of an Involuntary Termination other than for Cause, and subject to the Executive’s entering into a release and settlement agreement with the Company as described in Section 9(a) of the Employment Agreement, all unvested Restricted Shares as of the date of the Involuntary Termination shall vest on such date;

(d)          in the event of an Involuntary Termination for Cause, the Executive’s rights in respect of and interest in all unvested Restricted Shares as of the date of the Involuntary Termination shall lapse and those shares shall be canceled; and

(e)          if the Company terminates the Executive’s employment following the occurrence of a Change in Control, or if under Section 11(b) of the Employment Agreement the Executive becomes entitled to the benefits under Section 12 of the Employment Agreement following the occurrence of a Change in Control, all unvested Restricted Shares as of date of such termination or entitlement shall vest on such date.

4.          Other Agreements

This Award is subject to the condition that the Executive becomes a party to and bound by (i) the Stockholders Agreement dated as of March 10, 2010 entered into by the Company and certain of its stockholders (the “Stockholders Agreement”) and (ii) the Right of First Refusal and Tag Along Rights Agreement dated as of March 10, 2010 entered into by the Company and certain of its stockholders (the “Right of First Refusal Agreement”).

By acceptance of this Award, the Executive agrees to be a party to and bound by the Stockholders Agreement and the Right of First Refusal Agreement as if he were an original signatory to each of those agreements, and in this regard, he agrees to sign any joinder agreement or instrument of accession that may be required.

5.          Stock Certificates

The Company shall be the custodian for all shares of Restricted Stock. Reasonably promptly following the Executive’s written request after any unvested Restricted Shares have become vested, the Company shall issue and deliver to the Executive a stock certificate in the Executive’s name representing those vested Restricted Shares on the Company’s stock records.

Each stock certificate issued to the Executive shall bear a legend substantially in the following form:

The shares of the Common Stock, par value $.001 per share (these “Shares”), of The Joint Corp., a Delaware corporation (the “Company”), represented by this Certificate are subject to the Stockholders Agreement dated as of March 10, 2010 entered into by the Company and certain of its stockholders (as it may be amended or superseded, the “Stockholders Agreement”), a copy of which may be obtained from the Company upon written request); and by accepting any interest in these Shares the person accepting such interest shall be deemed to agree to and shall become bound by all of the provisions of the Stockholders Agreement.

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6.          Voting and Distributions

The Executive shall have the right to vote all vested Restricted Shares, and shall be entitled to all dividends and distributions in respect of vested Restricted Shares, in either case regardless of whether a stock certificate representing those shares has been issued to the Executive.

The Executive shall not have the right to vote any unvested Restricted Shares. All dividends and distributions in respect of unvested Restricted Shares (for example, shares of the Company’s Common Stock issued by reason of a stock split, reverse stock split or stock dividend) shall be treated as additional unvested Restricted Shares subject to the terms of this Award.

7.          Tax Liability

Unless the Executive has made a timely election under section 83(b) of the Code to be taxed as of the Grant Date rather than as the Restricted Shares become vested, the Company shall have the right, upon the vesting of any Restricted Shares, to deduct or withhold, or require the Executive to remit to the Company, an amount sufficient to satisfy the federal, state, local and other taxes (including the Participant’s FICA obligation) that the Company is required to withhold by reason of such vesting. The Company may permit the Executive to satisfy this withholding obligation by any of the methods described in Section 14(b) of the Plan.

8.          Transferability

This Award may not be transferred, assigned or pledged (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

9.          Interpretation

This Award is subject to the terms of the Plan, as the Plan may be amended (but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Employee’s rights in respect of the Award without Employee’s consent).

If there is a conflict or inconsistency between this Award and the Plan, the terms of the Plan shall control. The Administrator’s interpretation of this Award and the Plan shall be final and binding.

10.         No Employment Rights

Nothing in this Award shall be considered to confer on Employee any right to continue in the employ of the Company or to limit the Company’s right to terminate Employee’s employment.

11.         Governing Law

This Award shall be governed in accordance with the laws of the State of Arizona.

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12.         Binding Effect

This Award shall be binding on the Company and the Executive and on the Company’s successors and the Executive’s heirs and legal representatives.

13.         Effective Date. This Award shall not become effective until the Executive’s acceptance of this Award and his agreement to be bound by the Stockholders Agreement and the Right of First Refusal Agreement. Upon such acceptance and agreement, this Award shall become effective as of the Grant Date without the necessity of further action by either the Company or the Executive.

The Joint Corp.

By
Name:
Title:

Acceptance by Executive

I accept this Restricted Stock Award and agree to be bound by all of its terms. I acknowledge receipt of copies of the Plan, Stockholders Agreement and Right of First Refusal Agreement. I agree to be bound by the Stockholders Agreement and the Right of First Refusal Agreement as if I were an original signatory to each of those agreements, and in this regard, I agree to sign any joinder agreement or instrument of accession that may be required.

David M. Orwasher

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